Exhibit 10.2

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of August 28, 2023

by and among

ORBITAL INFRASTRUCTURE GROUP, INC.

as Borrower,

the other entities party hereto as Guarantors,

and

STREETERVILLE CAPITAL, LLC,
as Lender

(continued)

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(continued)

Page

Section 4.11	Payment of Taxes	51
Section 4.12	Properties	51
Section 4.13	Environmental Matters	52
Section 4.14	No Defaults	52
Section 4.15	Material Contracts	52
Section 4.16	Governmental Regulation	52
Section 4.17	Margin Stock	53
Section 4.18	Employee Matters	53
Section 4.19	Employee Benefit Plans	53
Section 4.20	Certain Fees	54
Section 4.23	Compliance with Statutes, etc	54
Section 4.24	Intellectual Property	54
Section 4.25	Inventory and Equipment	55
Section 4.26	Customers and Suppliers	54
Section 4.27	Insurance	54
Section 4.28	[Reserved]	55
Section 4.29	Permits, etc.	55
Section 4.30	Bank Accounts and Securities Accounts	55
Section 4.31	Security Interests	55
Section 4.32	PATRIOT ACT	56
Section 4.33	OFAC/Sanctions	56
Section 4.34	Disclosure	56
Section 4.35	Indebtedness	56
Section 4.36	Use of Proceeds	57

ARTICLE V AFFIRMATIVE COVENANTS		57
Section 5.01	Financial Statements and Other Reports	57
Section 5.02	Existence	61
Section 5.03	Payment of Taxes and Claims	62
Section 5.04	Maintenance of Properties	62
Section 5.05	Insurance	62
Section 5.06	Inspections	63
Section 5.07	Reserved	63
Section 5.08	Compliance with Laws	63
Section 5.09	Environmental	64
Section 5.10	Subsidiaries	64
Section 5.11	Additional Real Estate Assets	64
Section 5.12	Location of Inventory and Equipment	65
Section 5.13	Further Assurances	65
Section 5.14	Miscellaneous Business Covenants	65
Section 5.16	Post-Closing Matters	66
Section 5.17	Use of Proceeds	66

-ii-

(continued)

-iii-

(continued)

-iv-

APPENDICES:	A-1	Initial Draw Term Commitment
	A-2	Delayed Draw Term-1 Commitment
	A-3	Delayed Draw Term-2 Commitment
	B	Notice Addresses

SCHEDULES:
	4.1	Jurisdiction of Organization
	4.2	Capital Stock and Ownership
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.24	Intellectual Property
	4.27	Insurance
	4.30	Bank Accounts and Securities Accounts
	5.16	Certain Post Closing Matters
	5.19	Milestones
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments

EXHIBITS:	A	Funding Notice
	C	Compliance Certificate
	D	[Reserved]
	E	[Reserved]
	F	[Reserved]
	G-1	Pledge Agreement
	G-2	Security Agreement
	H	Form of Note
	I	Form of Initial Budget
	J	Form of Interim Order

CREDIT AGREEMENT

This SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of August 28, 2023, by and among Streeterville Capital, LLC, a Utah limited liability company (“Lender”), and Orbital Infrastructure Group, Inc., a Texas corporation as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Company” or “Borrower”), and certain subsidiaries of Borrower as Guarantors party hereto, and, to the extent also debtors under chapter 11 of the Bankruptcy Code, with Borrower as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on August 23, 2023 (the “Petition Date”), Borrower and certain Subsidiaries of Borrower (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Borrower has requested that Lender provide a superpriority senior secured debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $7,500,000 (the “DIP Facility”), consisting of (i) $2,500,000 in term loan commitments in respect of Initial Draw Term Loan to be made in a single draw on the Initial Draw Availability Date, and (ii) $5,000,000 in delayed draw term loan commitments in respect of certain delayed draw term loans to be made available to Borrower on the applicable availability date, with all of Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and Lender is willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the (i) Interim Order and the Final Order, in each case (and solely with respect to Collateral consisting of assets of Debtors), upon entry thereof by the Bankruptcy Court, and (ii) Collateral Documents;

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to Lender in respect of the DIP Facility shall be subject to the Carve-Out (solely with respect to Collateral consisting of assets of Debtors);

WHEREAS, Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit to Borrower under this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01    Definitions . As used in this Agreement, the following terms shall have the following definitions:

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement, or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

“Accounts” means all “accounts” (as defined in the UCC) of the Loan Parties (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due, and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial, or otherwise), governmental investigation, or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Actions) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, that for purposes of Section 6.12 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person. Notwithstanding anything herein to the contrary, in no event shall Lender be considered an “Affiliate” of any Loan Party.

“Aggregate Payments” has the meaning specified in Section 7.02.

“Agreement” means this Superpriority Senior Secured Debtor-in-Possession Credit Agreement and any annexes, exhibits, and schedules attached hereto as it may be amended, supplemented, or otherwise modified from time to time.

“Alter Domus” means Alter Domus (US) LLC, a Delaware limited liability company.

“Anti-corruption Laws” means the FCPA, and all other applicable laws concerning or relating to bribery, money laundering or corruption.

“Application Event” means the (a) occurrence of an Event of Default and (b) the election by Lender during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.15(g).

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of Lender, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Indebtedness or (vii) any Chapter 11 Plan, in the case of each of the foregoing clauses (i) through (vii), that (x) is in form and substance satisfactory to Lender, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of Lender except as agreed in writing by Lender in its sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to Lender, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to Lender.

“Approved Budget” has the meaning specified in Section 5.01(s).

“Asset Sale” means a sale, lease, or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license, or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s businesses, assets, or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, (b) any sale of merchant accounts (or any rights thereto, including, without limitation, any rights to any residual payment stream with respect thereto) by any Loan Party or (c) any transaction effected pursuant to a Division.

“Auction” has the meaning specified in Schedule 5.19.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief legal officer, president, one of its vice presidents (or the equivalent thereof) or, with respect to financial matters, such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Law” means each of (a) the Bankruptcy Code, (b) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (c) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Beneficiary” means Lender.

“Bid Procedures Motion” has the meaning specified in Schedule 5.19.

“Bid Procedures Order” has the meaning specified in Schedule 5.19.

“Board” means (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Budget Variance Report” means a weekly variance report prepared by an Authorized Officer of Borrower, comparing for each applicable Test Period the actual results against anticipated results under the applicable Approved Budget(s), on an aggregate or a line item basis and in the same level of detail set forth in the Approved Budget(s), together with a written explanation for all variances for any given testing period and such other information as Lender may reasonably request.

“Budget Variance Test Date” means not later than 5:00 p.m. (Eastern time) on the Thursday of every week (commencing with the second Thursday after the Petition Date) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person (a) as lessee that, in conformity with GAAP as in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, or options to purchase, or other arrangements or rights to acquire any of the foregoing.

“Carve-Out” as defined in the Interim Order or the Final Order, as applicable.

“Cases” has the meaning specified in the recitals of this agreement.

“Cash” means money, currency, or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Order” means an order of the Bankruptcy Court entered in the Cases, together with all extensions, modifications and amendments thereto, in form and substance acceptable to Lender, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements or such other arrangements as shall be reasonably acceptable to Lender in all material respects.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change of Control” means that:

(a)    any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of Borrower (or other securities convertible into such Capital Stock) representing 35% or more of the combined voting power of all Capital Stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Borrower, or

(b)    Borrower fails to own and control, directly or indirectly, 100% of the Capital Stock of Gibson.

“Chapter 11 Plan” means a plan of reorganization in any or all of the Cases.

“Closing Date” means the date on which the initial Term Loan is made.

“Collateral” means, collectively, all of the real, personal, and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to Lender.

“Collateral Documents” means the Orders, the Security Agreement, the Mortgages, if any, the Collateral Access Agreements, if any, any Control Agreement, and all other instruments, documents, and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Lender a Lien on any real, personal, or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Commitment” means any Term Loan Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Liquidity” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to the sum of Qualified Cash of Borrower and its Subsidiaries.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower or one of its Subsidiaries, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Credit Extension” means the making of a Loan.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.09.

“Delayed Draw Term-1 Commitment” means with respect to Lender, the commitment of Lender to make the Delayed Draw Term-1 Loan to Borrower in an aggregate principal amount not to exceed the amount set forth opposite Lender’s name on Appendix A-2, as such commitment may be (a) terminated pursuant to Section VIII, (b) terminated or reduced pursuant to Section 2.01(b). The aggregate amount of Lender’s Delayed Draw Term-1 Commitments on the Closing Date is $2,500,000.

“Delayed Draw Term-1 Loan Lender” means the Person listed on Appendix A-2.

“Delayed Draw Term-1 Loan” means the Loan made pursuant to Section 2.01(b).

“Delayed Draw Term-2 Commitment” means with respect to Lender, the commitment of Lender to make the Delayed Draw Term-2 Loan to Borrower in an aggregate principal amount not to exceed the amount set forth opposite Lender’s name on Appendix A-3, as such commitment may be (a) terminated pursuant to Section VIII, (b) terminated or reduced pursuant to Section 2.01(c). The aggregate amount of Lender’s Delayed Draw Term-2 Commitments on the Closing Date is $2,500,000.

“Delayed Draw Term-2 Loan Lender” means the Person listed on Appendix A-3.

“Delayed Draw Term-2 Loan” means the Loan made pursuant to Section 2.01(c).

“Deposit Account” means a demand, time, savings, passbook, or like account with a bank, savings and loan association, credit union, or like organization, other than an account evidenced by a negotiable certificate of deposit.

"DIP Alter Domus Credit Agreement” means that certain Superpriority Senior Secured Debtor-in-Possession Credit Agreement, dated as of the date hereof, by and among Borrower, as borrower, the guarantor subsidiaries from time to time party thereto, Alter Domus, as administrative agent and collateral agent for the benefit of the lenders as parties thereto, as amended, restated, replaced, supplemented or otherwise modified from time to time.

"DIP Alter Domus Documents” means the collective reference to the DIP Alter Domus Credit Agreement and any other document, agreement, instrument executed and/or delivered in connection therewith or relating thereto, including without limit the Loan Documents (as defined in the DIP Alter Domus Credit Agreement), together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“DIP Alter Domus Facility” means the superpriority senior secured debtor-in-possession facility made available to Borrower pursuant to the DIP Alter Domus Credit Agreement.

“DIP Facility” has the meaning specified in the recitals of this agreement.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained, or contributed to, or required to be contributed, by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to protection of the environment, protection of employee health (from exposure to Hazardous Materials), or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” has the meaning ascribed to such term in the Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member, and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above, or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code), the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan, or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries, or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (1) imposing withdrawal liability, (2) that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, (3) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (4) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of fines, penalties, taxes, or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i), or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, (k) the imposition of a Lien pursuant to Sections 401(a)(29). 412(n), or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan, (l) the existence with respect to any funded Employee Benefit Plan sponsored by a Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of a non-exempt “Prohibited Transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code), (m) the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (n) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” has the meaning specified in Section 2.19(a).

“Extraordinary Receipts” means any cash received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.13(b) hereof), including, without limitation, (a) foreign, United States, state, or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments, and (f) any purchase price adjustment received in connection with any purchase agreement, excluding for the avoidance of doubt proceeds from (i) the issuance of Capital Stock of Borrower and (ii) the issuance of Indebtedness (it being understood and agreed that the issuance of Indebtedness not permitted to be incurred pursuant to Section 6.01 shall remain subject to Section 2.13(d)).

“Fair Share” has the meaning specified in Section 7.02.

“Fair Share Contribution Amount” has the meaning specified in Section 7.02.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, or if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by Lender from three federal funds brokers of recognized standing selected by it; provided, that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day. If the Federal Funds Effective Rate cannot be determined in accordance with the foregoing sentence, then Lender may in its reasonable discretion select an alternate method for determining the Federal Funds Effective Rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Final Non-Appealable Order” means a final order of the Bankruptcy Court as to which no stay is pending and which has not been reversed, vacated or overturned, and as to which the time to appeal or move to reconsider has expired, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with prejudice.

“Final Order” means a final order of the Bankruptcy Court in substantially the form of the Interim Order, provided, that the Lien shall prime any and all other Liens on the Collateral, whether granted prior to or after the Petition date, in a manner satisfactory to Lender, acting in its sole discretion, with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modification as are satisfactory in form and substance to Borrower and Lender in its sole discretion.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court and has become a Final Non-Appealable Order.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief legal officer, chief financial officer, chief executive officer or other officer with similar responsibilities of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year (or such other date as may be permitted by Section 6.16).

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Lender, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Gibson” means Gibson Technical Services, Inc., a Georgia corporation and Guarantor hereto.

“Governmental Authority” means any federal, state, municipal, national, or other government, governmental department, commission, board, bureau, court, agency, or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order, or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Security Agreement.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor” means (a) Borrower (other than with respect to its own Obligations) and (b) Gibson.

“Guarantor Subsidiary” means each Guarantor other than Borrower.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance satisfactory to Lender, made by any other Guarantor for the benefit of Lender guaranteeing all or part of the Obligations.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) all obligations of such Person evidenced by notes, bonds, or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any deferred payment obligations in connection with an acquisition to the extent such deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms), (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds, and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse, or sale with recourse by such Person of the obligation of another, (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income, or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above, and (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties and claims (including Environmental Liabilities), and reasonable and documented out-of-pocket costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation, or other response action necessary to remove, remediate, clean up, or abate any Hazardous Materials), expenses, and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of counsel for Indemnitees in connection with any investigative, administrative, or judicial proceeding commenced or threatened in writing by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity (limited, in the case of legal expenses, to the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of one primary counsel (to be retained by Lender) to all Indemnitee Lender Parties, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs Borrower of such conflict, in each case, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnitees)), whether direct, indirect, or consequential and whether based on any federal, state, or foreign laws, statutes, rules, or regulations (including securities and commercial laws, statutes, rules, or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (b) the statements contained in any commitment letter delivered by Lender to Borrower with respect to the transactions contemplated by this Agreement, or (c) any Environmental Liabilities or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” has the meaning specified in Section 2.19(a).

“Indemnitee” has the meaning specified in Section 10.03.

“Indemnitee Lender Party” has the meaning specified in Section 10.03.

“Initial Budget” means the initial 13-week consolidated weekly operating budget of the Debtors setting forth projected operating receipts and disbursements, and professional fee disbursements, net operating cash flow and Consolidated Liquidity for the periods described therein prepared by Borrower, covering the period commencing on or about the Petition Date in form and substance acceptable to Lender, a copy of which is attached as Exhibit I.

“Initial Draw Availability Date” means the date on which the conditions set forth in Section 3.01 are satisfied.

“Initial Draw Term Commitment” means with respect to Lender, the commitment (if any) of Lender to make the Initial Draw Term Loan to Borrower in an aggregate principal amount not to exceed the amount set forth opposite Lender’s name on Appendix A-1, as such commitment may be (a) terminated pursuant to Section VIII, (b) terminated or reduced pursuant to Section 2.1(a). The aggregate amount of Lender’s Initial Draw Commitment on the Closing Date is $2,500,000.

“Initial Draw Term Loan” means the Loan made pursuant to Section 2.01(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning ascribed to such term in the Security Agreement.

“Interest Rate” means 10.0% per annum.

“Interim Order” means an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of (solely with respect to its own treatment) Lender in its sole discretion) in the form set forth as Exhibit J, with changes to such form as are satisfactory to Lender, in its sole discretion, approving the Loan Documents and related matters.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or all or substantially all of the assets of any other Person (or of any division or business line of such other Person), (b) any direct or indirect redemption, retirement, purchase, or other acquisition for value by Borrower or any Subsidiary of Borrower from any Person, of any Capital Stock of such Person, (c) any direct or indirect loan, advance, or capital contributions by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, and (d) any direct or indirect Guaranty of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs, or write offs with respect to such Investment.

“Joinder” means a Joinder substantially in the form of Annex 1 to the Security Agreement delivered pursuant to Section 5.10.

“Joint Venture” means a joint venture, partnership, or other similar arrangement, whether in corporate, partnership, or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Last Available Initial Draw Date” has the meaning specified in Section 2.01.

“Last Delayed Draw Term-1 Loan Availability Date” means the first date on which the conditions set forth in Section 3.02 are satisfied; provided, that notwithstanding anything herein to the contrary, in no event shall the Last Delayed Draw Term-1 Availability Date occur prior to entry by the Bankruptcy Court of the Bid Procedures Order in accordance with Section 1.01(d) of Schedule 5.19.

“Last Delayed Draw Term-2 Loan Availability Date” means the first date on which the conditions set forth in Section 3.03 are satisfied.

“Lender” means Streeterville Capital, LLC, a Utah limited liability company.

“Lender’s Account” means an account at a bank designated by Lender from time to time as the account into which the Loan Parties shall make all payments to Lender under this Agreement and the other Loan Documents.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothecation, deed of trust, security interest, charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call, or similar right of a third party with respect to such Securities.

“Loan” or “Loans” means, as applicable, either individually and/or collectively, the Term Loans.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Orders, any Guaranty, and all other documents, instruments, or agreements executed and delivered by a Loan Party for the benefit of Lender in connection herewith.

“Loan Party” means Borrower or any Guarantor.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or liabilities of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to fully and timely perform its obligations under any Loan Document to which it is a party, (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party.

“Material Contract” means any contract to which any Loan Party is a party (other than the Loan Documents) for which breach, non-performance, cancellation, or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Intellectual Property” means all Intellectual Property (a) with a material value to the business engaged in by Borrower or any of its Subsidiaries, or (b) that generates material revenue for Borrower or any of Subsidiary thereof (but not to include any “intent-to-use” trademark applications until such time that a statement of use has been accepted for filing).

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the effective date of any plan for the reorganization of Borrowers or any other Debtor under Chapter 11 of the Bankruptcy Code, (c) the consummation of a sale or other disposition of all or substantially all of the equity interests of Gibson under section 363 of the Bankruptcy Code, (d) the consummation of a sale or other disposition of all or substantially all of the assets of the Debtors under section 363 of the Bankruptcy Code, (e) the date of acceleration of the Term Loans and the termination of undisbursed Commitments with respect to the DIP Facility in accordance with the terms of this Agreement upon and during the continuance of an Event of Default and (f) the date that is thirty (30) days after the Petition Date (or such later date as may be agreed by Lender), unless the Final Order Entry Date has occurred on or prior to such date.

“Milestones” has the meaning specified in Section 5.19.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, or other deed to secure debt, in form and substance reasonably satisfactory to Lender, made by a Loan Party in favor of Lender, granting a Lien on any Real Property securing the Obligations and delivered to Lender.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof, and (b) a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, and (B) payment of the outstanding principal amount of, premium or penalty and interest on, any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

“Note” means a promissory note, substantially in the form of Exhibit H attached hereto, evidencing a Term Loan.

“Obligations” means all loans (including the Term Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), the liabilities obligations (including indemnification obligations), fees, expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise in connection therewith. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (a) the principal of the Term Loans, (b) interest accrued on the Term Loans, (c) expenses, (d) the other fees payable under this Agreement or any of the other Loan Documents, and (e) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Orders” means collectively, the Interim Order and the Final Order.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” has the meaning specified in Section 2.19(a).

“Other Prepetition Debt” means, collectively, (i) the Unsecured Promissory Note executed by Borrower and Orbital Solar Services, L.L.C. in favor of Jingoli Power, LLC in the original principal amount of $34,000,000 dated April 19, 2023, (ii) that certain promissory note dated August 19, 2021 in the original principal amount of $4,000,000.00 payable by Gibson to the order of Truist Bank, (iii) the Unsecured Promissory Note dated April 5, 2023 executed by Orbital Solar Services, LLC in favor of HC Tradesman Staffing in the original principal amount of $1,910,989.20, (iv) Indebtedness owed by Borrower or its Affiliate in favor of HCS Renewable Energy, LLC in the original principal amount of $1,200,000, and (v) certain equipment financing as detailed on Schedule 6.1 hereto.

“Other Taxes” has the meaning specified in Section 2.19(b).

“PATRIOT Act” has the meaning specified in Section 4.32.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Indebtedness” means:

(a)    (i) the Obligations and (ii) the DIP Alter Domus Facility,

(b)    [reserved],

(c)    Indebtedness in respect of netting services, overdraft protections, and otherwise in connection with deposit accounts,

(d)    (i) Indebtedness described in Schedule 6.1, and (ii) Prepetition Indebtedness, but not any extensions, renewals, or replacements of such Indebtedness, and

(e)    guarantees by Borrower and each other Loan Party of any indebtedness or other obligations of any Loan Party permitted to be incurred hereunder.

“Permitted Investments” means:

(a)    Investments in Cash and Cash Equivalents,

(b)    equity Investments owned as of the Closing Date in any Subsidiary and described on Schedule 6.7,

(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments, and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries,

(d)    to the extent constituting an Investment, Permitted Indebtedness, and

(e)    other Investments described in Schedule 6.7.

“Permitted Liens” means:

(a)    Liens (i) in favor of Lender granted pursuant to any Loan Document and (ii) securing the DIP Alter Domus Facility, subject to the Orders,

(b)    Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, so long as the aggregate amount of such Taxes does not exceed $10,000,

(c)    statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue,

(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security, or to secure appeal bonds or the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale, or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof,

(e)    easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries,

(f)    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder,

(g)    [reserved],

(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business,

(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property,

(k)    non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary,

(l)    Liens in favor of banking or other financial institutions arising as a matter of law or relating exclusively to Cash Management Services,

(m)    (i) Liens described in Schedule 6.2 and (ii) Liens securing Prepetition Secured Indebtedness,

(n)    [reserved],

(o)    other Liens securing obligations in an aggregate principal amount not exceeding $50,000 at any time outstanding, and

(p)    Liens granted to permit adequate protection pursuant to the Interim Order and Final Order.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” has the meaning specified in the recitals of this agreement.

“Phase I Report” means, with respect to any Real Property, a report that (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (b) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Lender, (c) includes an assessment of asbestos containing materials at such Real Property, and (d) is accompanied by an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Action.

“Pledge Agreement” means the Pledge Agreement executed by Borrower in favor of Lender substantially in the form of Exhibit G-1, as it may be amended, supplemented, or otherwise modified from time to time.

“Prepetition A&R Johnson Secured Note” has the meaning assigned to it in the definition of Prepetition Seller Note.

“Prepetition Front Line Credit Agreement” means the Credit Agreement, dated as of November 17, 2021 (as amended by that certain Amendment No. 2, dated May 26, 2023 and as further amended, restated, replaced, supplemented or otherwise modified prior to the Petition Date), by and among the lenders from time to time party thereto, Alter Domus (US) LLC, as administrative agent and collateral agent, Front Line Power Construction, LLC, as borrower, and Orbital Infrastructure Group, as parent, the guarantors party thereto as amended by that certain Amendment No. 1, dated March 25, 2022.

“Prepetition Loan Documents” means the Prepetition Streeterville Credit Agreement, and all security agreements, pledge agreements, and other loan documents executed pursuant thereto.

“Prepetition Indebtedness” means Indebtedness in respect of the Prepetition Front Line Credit Agreement, Prepetition Streeterville Credit Agreement, Prepetition Seller Note, Other Prepetition Debt and the Prepetition Intercompany Advance.

“Prepetition Intercompany Advance” means the $9,500,000 Intercompany Note issued by Borrower to Front Line Power Construction, LLC on November 7, 2022.

“Prepetition Payments” means any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness.

“Prepetition Secured Indebtedness” means Indebtedness in respect of the Prepetition Front Line Credit Agreement, Prepetition Streeterville Credit Agreement, Prepetition A&R Johnson Secured Note, and the Prepetition Intercompany Advance.

“Prepetition Seller Note” means, collectively, (i) the $33,871,106.61 Amended and Restated Secured Promissory Note Due August 31, 2023, dated as of May 26, 2022, issued by Borrower to Kurt A. Johnson, Jr. (the “Prepetition A&R Johnson Secured Note”), (ii) the $43,759,950.79 Amended and Restated Unsecured Promissory Note Due May 31, 2023 issued by Borrower to Tidal Power Group LLC on May 6, 2022, (iii) the Balloon Promissory Note in the original principal amount of $5,000,000 executed by CUI Global, Inc. in favor of Brandon S. Martin, Sr. dated April 1, 2020 and (iv) the Promissory Note in the original principal amount of $30,000,000 executed by CUI Global, Inc. in favor of Brandon S. Martin, Sr. dated April 1, 2020.

“Prepetition Streeterville Credit Agreement” means, collectively, (i) the $20,931,076.84 Amended and Restated Secured Promissory Note, dated as of March 6, 2023, executed by Borrower and Gibson in favor of Streeterville, (ii) the $42,113,840.90 Secured Promissory Note, dated as of December 9, 2022, executed by Borrower in favor of Streeterville and (iii) the $14,881,621.34 Secured Promissory Note, dated as of February 24, 2023, executed by Borrower in favor of Streeterville, and (iv) each of the, as applicable, amended and restated forbearance and line of credit agreement and/or forbearance and investment agreements executed in relation thereto.

“Prepetition Streeterville Credit Facility” means the term loan credit facility made available to Borrower and Gibson pursuant to the Prepetition Streeterville Credit Agreement.

“GTS Stalking Horse SPA” has the meaning assigned to such term in the Bid Procedures Motion.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, which such Deposit Account or Securities Account is and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Loan Party in any real property.

“Real Property” means any real property (including all buildings, fixtures, or other improvements located thereon) now, hereafter, or heretofore owned by any Loan Party in fee.

“Register” has the meaning specified in Section 2.06(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase, or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (d) management or similar fees (and related expenses) payable to Borrower or any of its Affiliates or any other Affiliates of any Loan Party, and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund, or similar payment with respect to, any Indebtedness (other than under the DIP Facility and DIP Alter Domus Credit Agreement as in effect on the Closing Date), in each case, whether such dividend, distribution or other payment is made in cash or other assets.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale Order” has the meaning specified in Schedule 5.19.

“Sale Support Agreement” means the Claim/Lien Release Agreement, dated as of August 24, 2023, by and among Lender and the Front Line Lenders (as defined therein) who are each a party thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized, or resident in a country that is a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic, trade, financial, or other sanctions laws, regulations, or embargoes imposed, administered, or enforced from time to time by: (a) the United States of America, including, without limitation, those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, or (c) any other governmental authority in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business.

“Scheduled Maturity Date” means November 30, 2023; provided that, if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately preceding Business Day.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase, or acquire, any of the foregoing.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed by Gibson in favor of Lender substantially in the form of Exhibit G-2, as it may be amended, supplemented, or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Superpriority Claims” has the meaning specified in Section 2.24(a)(i).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction, or withholding imposed, levied, collected, withheld, or assessed by any Governmental Authority and all interest, penalties and additions to tax with respect thereto.

“Term Loan” means a Term Loan made by Lender to Borrower pursuant to Section 2.01(a), Section 2.01(b) and/or 2.01(c).

“Term Loan Commitment” means the commitment of Lender to make or otherwise fund a Term Loan, and “Term Loan Commitments” means such commitments of Lender in the aggregate. The amount of Lender’s Term Loan Commitment is set forth on Appendix A-1 and/or Appendix A-2, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Test Period” means the rolling cumulative 4-week period most recently ended on the last Saturday prior to the delivery of each Budget Variance Report.

“Trade Announcements” has the meaning specified in Section 10.17.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the borrowing of the Term Loans hereunder and (b) the payment of the Transaction Costs.

“Transaction Costs” means the fees, costs, and expenses payable by Borrower or any of its Subsidiaries in connection with the Transaction.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Section 1.02    Accounting and Other Terms .

(a)    All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lender and Borrower after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by Lender, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and the financial covenant contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

(b)    Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC as in effect from time to time in the State of New York unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(c)    All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided, that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine.

Section 1.03    Construction . Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.02 or 10.03 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Lender of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Lender at such time that is reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Lender reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations, and (d) the termination of all of the Commitments of Lender. Notwithstanding anything in the Agreement to the contrary, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (z) all requests, rules, guidelines, or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in, or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in, or effective. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04    Time References . Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including;” provided, that with respect to computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

ARTICLE II

LOANS

Section 2.01    Term Loans .

(a)    Initial Draw Commitment. Subject to the terms and conditions hereof and in the Orders, Lender agrees to make a Term Loan denominated in Dollars to Borrower on the Initial Draw Availability Date in an aggregate principal amount not to exceed Lender’s Initial Draw Term Commitments (if any); provided, that if the Initial Draw Availability Date shall not have occurred on or prior to the date that is five (5) Business Days after the Petition Date (the “Last Available Initial Draw Date”), the Initial Draw Term Commitments of Lender shall automatically and permanently terminate on and as of the Last Available Initial Draw Date. For the avoidance of doubt, the Initial Draw Term Commitment of Lender shall be automatically and permanently reduced to $0 upon the making of Lender’s Initial Draw Term Loan on the Initial Draw Availability Date. Initial Draw Term Loan funds that are borrowed and repaid or prepaid may not be reborrowed.

(b)    Delayed Draw Term-1 Commitments. Subject to the terms and conditions hereof and in the Orders, Lender agrees to make a Term Loan denominated in Dollars to Borrower on the Last Delayed Draw Term-1 Loan Availability Date in an aggregate principal amount not to exceed Lender’s Delayed Draw Term-1 Commitment; provided, that any undisbursed Delayed Draw Term-1 Commitments of Lender shall automatically and permanently terminate on the Last Delayed Draw Term-1 Loan Availability Date. For the avoidance of doubt, the Delayed Draw Term-1 Commitment of Lender shall be automatically and permanently reduced to $0 upon the making of Lender’s Delayed Draw Term-1 Loan on the Last Delayed Draw Term-1 Loan Availability Date. Delayed Draw Term-1 Loan funds that are borrowed and repaid or prepaid may not be reborrowed. If the Delayed Draw Term-1 Loan is not fungible for U.S. federal income tax purposes with the Initial Draw Term Loan, then the Delayed Draw Term-1 Loan shall be identified separately (whether by a separate CUSIP number or otherwise).

(c)    Delayed Draw Term-2 Commitments. Subject to the terms and conditions hereof and in the Orders, Lender agrees to make a Term Loan denominated in Dollars to Borrower on the Last Delayed Draw Term-2 Loan Availability Date in an aggregate principal amount not to exceed Lender’s Delayed Draw Term-2 Commitment; provided, that any undisbursed Delayed Draw Term-2 Commitments of Lender shall automatically and permanently terminate on the Last Delayed Draw Term-2 Loan Availability Date. For the avoidance of doubt, the Delayed Draw Term-2 Commitment of Lender shall be automatically and permanently reduced to $0 upon the making of Lender’s Delayed Draw Term-2 Loan on the Latest Delayed Draw Term-2 Loan Availability Date. Delayed Draw Term-2 Loan funds that are borrowed and repaid or prepaid may not be reborrowed. If the Delayed Draw Term-2 Loan is not fungible for U.S. federal income tax purposes with the Initial Draw Term Loan and/or the Delayed Draw Term-1 Loan, then the Delayed Draw Term-2 Loan shall be identified separately (whether by a separate CUSIP number or otherwise).

(d)    Borrowing Mechanics for Term Loans.

(i)    Borrower shall deliver to Lender a fully executed Funding Notice, which shall note the date of the requested borrowing, the amount of the requested borrowing, and Borrower’s wiring instructions, no later than (A) 7:00 p.m. (New York time) one (1) Business Day prior to the requested date of the proposed borrowing on the Initial Draw Availability Date or such later date as Lender may agree, and (B) 2:00 p.m. (New York time) three (3) Business Days prior to the date of any other proposed borrowing or such later date as Lender may agree. Promptly upon receipt by Lender of such Funding Notice, Lender may act without liability upon the basis of written, facsimile notice believed by Lender in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Lender), and (B) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii)    Upon satisfaction or waiver of the conditions precedent specified herein and upon receipt of all requested funds, Lender shall (A) promptly make the proceeds of the Initial Draw Term Loan available to Borrower by causing an amount of same day funds in Dollars to be credited in accordance with the provisions of the Funding Notice with respect to such Initial Draw Term Loan, (B) promptly make the proceeds of the Delayed Draw Term-1 Loan available to Borrower by causing an amount of same day funds in Dollars to be credited in accordance with the provisions of the Funding Notice with respect to such Delayed Draw Term-1 Loan, or (C) promptly make the proceeds of the Delayed Draw Term-2 Loan available to Borrower by causing an amount of same day funds in Dollars to be credited in accordance with the provisions of the Funding Notice with respect to such Delayed Draw Term-2 Loan.

Section 2.02    [Reserved] .

Section 2.03    [Reserved] .

Section 2.04    [Reserved].

Section 2.05    Use of Proceeds . Subject to the Orders, the proceeds of the Term Loans will be used in accordance with and as provided in the Approved Budget (subject to non-material variances or such other variances expressly approved in writing by Lender, which approval may be provided via electronic mail from Parsons Behle & Latimer), including, without limitation: (a) to pay the administrative costs of the Cases and (b) for general corporate purposes in accordance with the terms of the Approved Budget subject to variances as described in the preceding parenthetical. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.06    Evidence of Debt; Register; Lender’s Books and Records; Notes ’.

(a)    [Reserved.]

(b)    Register. Lender shall, as a non-fiduciary agent for Borrower, maintain at one of its offices a register for the recordation of the principal amount of the Loans (and stated interest therein) of Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior written notice. Lender shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates Lender to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.06.

(c)    Notes. If so requested by Lender by written notice to Borrower at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to Lender on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes.

Section 2.07    Interest .

(a)    The outstanding principal amount of each Loan shall bear interest from the date made to repayment (whether by acceleration or otherwise and whether voluntary or mandatory) at the Interest Rate.

(b)    [Reserved].

(c)    Interest payable pursuant to Section 2.07(a) shall be computed on the basis of a 360-day year for the actual days elapsed and shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d)    Except as otherwise set forth herein, interest on each Loan shall be payable in cash in full and in arrears (i) on the Maturity Date, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) upon acceleration of the Loans and at maturity, including final maturity.

(e)    [Reserved].

Section 2.08    [Reserved] .

Section 2.09    Default Interest . Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder).

Section 2.10    [Reserved].

Section 2.11    Repayments of Loans and Commitment Reductions . The principal amounts of the Term Loans shall be repaid on the earlier of (a) the Maturity Date and (b) the date on which the Term Loans otherwise become due and payable pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

Section 2.12    Voluntary Prepayments .

(a)    Voluntary Prepayments.

(i)    Any time and from time to time

(A)    with respect to any Loan, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount outstanding).

(B)    [reserved].

(ii)    All such prepayments shall be made upon not less than one Business Day’s prior written notice,

in each case given to Lender by 10:00 a.m. (New York time) on the date required. Upon the giving of any such notice, unless such notice is expressly conditioned on the occurrence of another transaction, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(a). Notwithstanding anything herein to the contrary, each prepayment made by Borrower pursuant to this Section 2.12 may only be made to the extent, and so long as, a corresponding and contemporaneous prepayment is made in an equal amount in respect of the DIP Alter Domus Facility.

Section 2.13    Mandatory Prepayments .

(a)    [Reserved].

(b)    Insurance/Condemnation Proceeds. No later than the second Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Lender as loss payee, of any Net Proceeds from insurance or any condemnation, taking, or other casualty, Borrower shall prepay the Loans in an aggregate amount equal to such Net Proceeds.

(c)    [Reserved].

(d)    Issuance of Debt. On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Borrower shall prepay the Loans as set forth in Section 2.14(a) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)    [Reserved].

(f)    [Reserved].

(g)    Extraordinary Receipts. On the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts in excess of $25,000 in the aggregate in any Fiscal Year, Borrower shall prepay Loans as set forth in Section 2.14(a) in the amount of such Extraordinary Receipts or proceeds, as applicable.

(h)    Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Section 2.13(b) through Section 2.13(g), Borrower shall deliver to Lender a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans, and Borrower shall concurrently therewith deliver to Lender a certificate of an Authorized Officer demonstrating the derivation of such excess.

Notwithstanding anything herein to the contrary, each prepayment made by Borrower pursuant to this Section 2.13 may only be made to the extent, and so long as, a corresponding and contemporaneous prepayment is made in an equal amount in respect of the DIP Alter Domus Facility.

Section 2.14    Application of Prepayments/Reductions .

(a)    Application of Prepayments of Term Loans to Principal Amount. Subject to the Orders, (i) any prepayment of any Term Loan pursuant to Section 2.12 shall be applied to reduce the then remaining principal amount of the Term Loans due under Section 2.11 in such order as directed by Borrower (and absent such direction in relation to the payments required under Section 2.11, in direct order of maturity thereof), and (ii) any mandatory prepayment of any Loan pursuant to Section 2.13 shall be applied to reduce the then remaining principal amount of the Term Loans pro rata based upon the respective then remaining principal amounts thereof, in each case, until paid in full.

(b)    [Reserved].

(c)    At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.15(g). Nothing contained herein shall modify the provisions of Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.15    General Provisions Regarding Payments .

(a)    All payments by Borrower of principal, interest, fees, and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff, or counterclaim, free of any restriction or condition, and delivered to Lender not later than noon (New York time) to Lender’s Account; funds received by Lender after that time on such due date may, at Lender’s sole discretion, be deemed to have been paid by Borrower on the next Business Day.

(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and all other amounts payable with respect to the principal amount being repaid or prepaid.

(c)    [Reserved].

(d)    [Reserved].

(e)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)    Lender may deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to noon (New York time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Lender until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. Lender shall give prompt notice to Borrower if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.09 from the date such amount was due and payable until the date such amount is paid in full.

(g)    Subject to the Orders, at any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Lender hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited, to all proceeds received by Lender in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:

(i)    first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities, and other amounts then due and payable to Lender until paid in full,

(ii)    second, to pay interest due and payable in respect of the Obligations,

(iii)    third, to the payment in full of all Obligations consisting of unpaid principal amount of the Loans and any premium thereon or termination fees, costs or expenses related thereto to Lender,

(iv)    fourth, to the payment in full of all other Obligations,

(v)    fifth, ratably to the payment of any Superpriority Claims,

(vi)    sixth, to the payment of Indebtedness under the Prepetition Loan Documents in accordance with the terms of thereof, and

(vii)    seventh, to Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(h)    For purposes of Section 2.15(g) “paid in full” means payment in cash of all Obligations according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including any interest that accrues after the commencement of an Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, in each case regardless of whether the same would be or is allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding.

(i)    In the event of a direct conflict between the priority provisions of Section 2.15(g) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.15(g) shall control and govern.

Section 2.16    [Reserved].

Section 2.17    [Reserved] .

Section 2.18    Increased Costs .

(a)    Compensation For Increased Costs and Taxes. In the event that Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty, or governmental rule, regulation, or order, or any change therein or in the interpretation, administration, or application thereof (including the introduction of any new law, treaty, or governmental rule, regulation, or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by Lender with any guideline, request, or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law): (i) subjects Lender (or its applicable lending office) to any additional Tax (other than Indemnified Tax, Other Tax or any Excluded Tax) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to Lender (or its applicable lending office) of principal, interest, fees or any other amounts payable hereunder, (ii) imposes, modifies, or holds applicable any reserve (including any marginal, emergency, supplemental, special, or other reserve), special deposit, compulsory loan, FDIC insurance, or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender, or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to Lender of agreeing to make, making, or maintaining Loans hereunder or to reduce any amount received or receivable by Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Lender shall determine in its reasonable discretion) as may be necessary to compensate Lender for any such increased cost or reduction in amounts received or receivable hereunder. Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.19    Taxes; Withholding, etc.

(a)    Withholding of Taxes. All sums payable by or on account of any obligation of any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than Taxes imposed on or measured by the recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, imposed on the recipient, in each case, (i) as a result of such recipient being organized under the laws of, having its principal office in, or, in the case of Lender, its applicable lending office is located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) as the result of any present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced any, Loan Document) (Taxes described in this clause (ii), “Other Connection Taxes”) (all such excluded Taxes, collectively or individually, the “Excluded Taxes” and all such non-excluded Taxes, collectively or individually, “Indemnified Taxes”). If any Loan Party or any other Person is required by applicable law to make any deduction or withholding of any Tax from any sum paid or payable by any Loan Party to Lender under any of the Loan Documents: (1) Borrower shall notify Lender of any such requirement as soon as reasonably practicable after Borrower becomes aware of it, (2) Borrower shall timely pay any such Tax, (3) if such Tax is an Indemnified Tax or Other Tax, the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding, or payment, Lender receives on the due date an amount equal to what it would have received had no such deduction, withholding, or payment been required or made, and (4) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by the applicable Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(b)    Other Taxes. The Loan Parties shall pay to the relevant Governmental Authorities, or at the option of Lender timely reimburse it for the payment of, any present or future stamp or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (“Other Taxes”). Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(c)    Tax Indemnification. The Loan Parties hereby jointly and severally indemnify and agree to hold Lender harmless from and against all Indemnified Taxes and (without duplication) Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.19) paid or payable by such Person or required to be withheld or deducted from a payment to such Person and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such Indemnified Taxes or Other Taxes delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)    [Reserved].

Section 2.20    Obligation to Mitigate . Lender agrees that, as promptly as practicable after the officer of Lender responsible for administering its Loans, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle Lender to receive payments under Section 2.18, or 2.19, it will, to the extent not inconsistent with the internal policies of Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund, or maintain its Credit Extensions through another office of Lender or (b)  take such other measures as Lender may deem reasonable, if as a result thereof the additional amounts which would be required to be paid to Lender pursuant to Section 2.18, or 2.19 would be materially reduced and if, as determined by Lender in its sole discretion, the making, funding, or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of Lender; provided, that Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrower agrees to pay all incremental expenses incurred by Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by Lender to Borrower shall be conclusive absent manifest error.

Section 2.21    [Reserved] .

Section 2.22    [Reserved].

Section 2.23    [Reserved]  .

Section 2.24    Priority and Liens; No Discharge.

(a)    Each of the Loan Parties hereby covenants, represents, warrants and agrees that upon the execution on this Agreement and entry of the Interim Order (and, when applicable, the Final Order), the obligations hereunder and under the Loan Documents shall, subject to the Carve-Out, at all times:

(i)    be entitled to superpriority administrative expense claim status in the Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code (the “Superpriority Claims”);

(ii)    be secured by a fully perfected security interest in and lien on all Collateral of each Debtor, as provided in and with the priority contemplated by the Interim Order (and, when applicable, the Final Order).

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01    Conditions to Initial Draw Availability Date . The obligation of Lender to make the Initial Draw Term Loan requested on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Initial Draw Availability Date:

(a)    Loan Documents. Lender shall have received copies of each Loan Document executed by each applicable Loan Party.

(b)    Organizational Documents; Incumbency. Lender shall have received (i) copies of each Organizational Document executed by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (iii) resolutions of the Board or similar governing body of each Loan Party approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or other similar responsible officer as being in full force and effect without modification or amendment, (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization, or formation dated a recent date prior to the Closing Date, and (v) such other documents as Lender may reasonably request.

(c)    Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons necessary in connection with the consummation transactions contemplated by the Loan Documents and the Transaction Documents except where the failure to obtain such consent could not reasonably be expected to have a Material Adverse Effect, and each of the foregoing shall be in full force and effect and in form and substance satisfactory to Lender.

(d)    Collateral. In order to create in favor of Lender a valid, perfected security interest in personal property Collateral, Lender shall have received:

(i)    evidence satisfactory to Lender of the compliance by each Loan Party of its applicable obligations under the Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper, and any agreements governing deposit and/or securities accounts as provided therein and a duly executed authorization to pre-file UCC-1 financing statements), together with (A) appropriate financing statements on Form UCC‑1 duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests purported to be created by the Security Agreement and the other Collateral Documents, and (B) evidence satisfactory to Lender of the filing of such UCC-1 financing statements.

(ii)    [Reserved].

(e)    [Reserved].

(f)    [Reserved].

(g)    No Litigation. Other than the Cases, there shall not exist any action, suit, investigation, litigation, or proceeding or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Lender, singly or in the aggregate, materially impairs the Transactions, or that could have a Material Adverse Effect.

(h)    Completion of Proceedings. All partnership, corporate, and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Lender and its counsel shall be satisfactory in form and substance to Lender and such counsel, and Lender and such counsel shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

(i)    Bank Regulations. Lender shall have received all documentation, to include, without limitation, a duly executed IRS Form W-9 or such other applicable IRS Form, and other information reasonably requested that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and all such documentation and other information shall be in form and substance satisfactory to Lender.

(j)    Lender shall have received a fully executed and delivered Funding Notice with respect to the Initial Draw Term Loan.

(k)    As of the Closing Date, with respect to Borrower and its Subsidiaries, the representations and warranties contained herein and in each other Loan Document, certificate, or other writing delivered to Lender pursuant hereto or thereto on or prior to the Closing Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(l)    Gibson shall have paid all fees, premiums, costs, and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, pursuant to Section 10.02 hereof (including the reasonable fees, charges and disbursements of Parsons Behle & Latimer, counsel to Lender).

(m)    As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(n)    Officer’s Certificate. Lender shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of Borrower, confirming compliance with the conditions set forth in clauses (k), (m), (o), (p), (q) and (t) of this Section 3.01.

(o)    Petition Date. The Petition Date shall have occurred, and Borrower and each Guarantor Subsidiary (as applicable and other than Gibson) as of the Closing Date shall be a debtor and a debtor-in-possession in the Cases.

(p)    No Trustee. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(q)    Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(r)    Budget. Lender shall have received a copy of the Initial Budget which shall be in form and substance satisfactory to Lender.

(s)    First Day Orders. (i) Lender shall have received advanced drafts of the First Day Orders (including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or prior to) the Closing Date and a Cash Management Order), in each case, in form and substance satisfactory to Lender and (ii) all First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be acceptable to Lender, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to Lender.

(t)    Interim Order. The Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of Lender, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order.

(u)    [Reserved].

(v)    DIP Alter Domus Facility and Sale Support Agreement. Lender shall have received copies of (i) each DIP Alter Domus Document, (ii) a fully executed Sale Support Agreement, and (iii) the DIP Alter Domus Credit Agreement and the other DIP Alter Domus Documents shall have become effective and the initial loans thereunder shall be funded substantially simultaneously with the making of the Initial Draw Term Loan.

Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Lender on the Closing Date.

Section 3.02    Conditions to Last Delayed Draw Term-1 Loan Availability Date. The agreement of Lender to make the Delayed Draw Term-1 Loan requested to be made by it is subject to the satisfaction, or waiver in accordance with Section 10.05, prior to or concurrently with the making of such Delayed Draw Term-1 Loan on the Last Delayed Draw Term-1 Loan Availability Date, of the following conditions precedent:

(a)         Last Delayed Draw Term-1 Loan Availability Date. The Initial Draw Availability Date shall have occurred and the Initial Draw Term Loan shall have been made.

(b)         Final Order. The Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of Lender, and the Loan Parties and their Subsidiaries shall be in compliance with the Final Order.

(c)         Second Day Orders. (x) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to Lender, or this condition is waived by Lender. Lender acknowledges that the form of such orders substantially in the forms filed on the Petition Date are acceptable.

(d)         Officer’s Certificate. Lender shall have received a certificate from an Authorized Officer of Borrower, dated the Last Delayed Draw Term-1 Loan Availability Date certifying that the conditions set forth in clauses (b), (c)(x), (f), (g), (h), (i), and (j) of this Section 3.02 have been satisfied.

(e)         Funding Notice. Prior to making the Delayed Draw Term-1 Loan, Lender shall have received a Funding Notice from Borrower with respect to the Delayed Draw Term-1 Loan in accordance with Section 2.01;

(f)         Representations and Warranties. On the Last Delayed Draw Term-1 Loan Availability Date, each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) except to the extent that such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) as of such earlier date or respective period.

(g)         Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code without the consent of Lender.

(h)         Trustee. No Trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(i)         No Default or Event of Default. At the time of and immediately after giving effect to such borrowing of Delayed Draw Term-1 Loan, no Default shall have occurred and be continuing.

(j)         Reports. Lender shall have received (x) the Approved Budget required to be delivered pursuant to Section 5.01(s) and (y) the Budget Variance Report required to be delivered pursuant to Section 5.01(t).

(k)         Milestones. Borrower shall be in compliance with each of the applicable Milestones pursuant to Section 5.19.

(l)          Delivery of Certificates. Borrower shall have timely delivered the stock certificates, membership interest certificates, and any other documents required to be delivered by Borrower to Lender in the manner, form and timing required under Section 5.16 and Schedule 5.16.

Section 3.03    Conditions to Last Delayed Draw Term-2 Loan Availability Date. The agreement of Lender to make the Delayed Draw Term-2 Loan requested to be made by it is subject to the satisfaction, or waiver in accordance with Section 10.05, prior to or concurrently with the making of such Delayed Draw Term-2 Loan on the Last Delayed Draw Term-2 Loan Availability Date, of the following conditions precedent:

(a)    Last Delayed Draw Term-1 Loan Availability Date. The Last Delayed Draw Term-1 Loan Availability Date shall have occurred and the Delayed Draw Term-1 Loan shall have been made.

(b)    Final Order. The Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of Lender, and the Loan Parties and their Subsidiaries shall be in compliance with the Final Order.

(c)    Second Day Orders. (x) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to Lender, or this condition is waived by Lender. Lender acknowledges that the form of such orders substantially in the forms filed on the Petition Date are acceptable.

(d)    Officer’s Certificate. Lender shall have received a certificate from an Authorized Officer of Borrower, dated the Last Delayed Draw Term-2 Loan Availability Date certifying that the conditions set forth in clauses (b), (c)(x), (f), (g), (h), (i), and (j) of this Section 3.02 have been satisfied.

(e)    Funding Notice. Prior to making the Delayed Draw Term-2 Loan, Lender shall have received a Funding Notice from Borrower with respect to the Delayed Draw Term-2 Loan in accordance with Section 2.01;

(f)    Representations and Warranties. On the Last Delayed Draw Term-2 Loan Availability Date, each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) except to the extent that such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) as of such earlier date or respective period.

(g)    Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code without the consent of Lender.

(h)    Trustee. No Trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(i)    No Default or Event of Default. At the time of and immediately after giving effect to such borrowing of Delayed Draw Term-1 Loan, no Default shall have occurred and be continuing.

(j)    Reports. Lender shall have received (x) the Approved Budget required to be delivered pursuant to Section 5.01(s) and (y) the Budget Variance Report required to be delivered pursuant to Section 5.01(t).

(k)    Bid Procedures Order. (i) The Bid Procedures Order shall have been approved by order of the Bankruptcy Court, in form and substance acceptable to Lender in its sole discretion and (ii) such Bid Procedures Order shall not have been stayed, vacated, reversed, modified or amended without Lender’s prior written consent.

(l)    Milestones. Borrower shall be in compliance with each of the applicable Milestones pursuant to Section 5.19.

(m)    Effective Sale Date. The date that the sale of the equity of Gibson shall have become effective has occurred in accordance with the terms of the Sale Order and Bid Procedures Order.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to Lender, on the Closing Date, that the following statements are true and correct:

Section 4.01    Organization; Requisite Power and Authority; Qualification . Each of Borrower, and Borrower’s Subsidiaries, subject in the case of Borrower and each Subsidiary that is a Debtor, to the entry of the Orders and the terms thereof, (a) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in the case of this clause (c), in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.

Section 4.02    Capital Stock and Ownership . The Capital Stock of each of Borrower, and Borrower’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment, or other agreement to which Borrower, or any of Borrower’s Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrower, or any of Borrower’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower, or any of Borrower’s Subsidiaries of any additional membership interests or other Capital Stock of Borrower, or any of Borrower’s Subsidiaries or other Securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase a membership interest or other Capital Stock of Borrower, or any of Borrower’s Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Gibson in its Subsidiaries as of the Closing Date after giving effect to the Transactions.

Section 4.03    Due Authorization . Subject to the entry of the Orders and the terms thereof, the execution, delivery, and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04    No Conflict . Subject to the entry of the Orders and the terms thereof, the execution, delivery, and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, violate any provision of any law or any governmental rule, or regulation applicable to Borrower or any of its Subsidiaries, or any order, judgment, or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, (b) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Lender or Liens created under the Orders), (d) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, result in any default, non-compliance, suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization, or approval applicable to its operations or any of its properties, (e) require any approval of stockholders, members, or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lender, or (f) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, violate any provision of any of the Organizational Documents of Borrower or any of its Subsidiaries, except, in the case of the preceding clauses (a), (b), (d), and (e), for any violation, conflict, breach, default, creation, imposition, non-compliance, suspension, revocation, impairment, forfeiture, non-renewal, or requirement, in each case, that could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 4.05    Governmental Consents . Subject to the Orders and the terms thereof, as of the Closing Date, except to the extent the failure to obtain or make the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery, and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the Transactions and the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority (other than the entry of the Orders) or under any Material Contract except for filings and recordings (a) with respect to the Collateral to be made or otherwise delivered to Lender for filing and/or recordation or (b) that have already been made or obtained.

Section 4.06    Binding Obligation . Subject to the Orders and the terms thereof, each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07    Financial Condition. Borrower has heretofore furnished to Lender its consolidated balance sheet and related consolidated statements of operations and Cash flows and stockholders’ equity as of and for the Fiscal Year ended December 31, 2022 and (ii) the Fiscal Quarter ended on March 31, 2023. Such financial statements present fairly, in all material respects, the financial position and results of operations and Cash flows of Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii).

Section 4.08    Projections . The Initial Budget and estimates and information of a general economic nature prepared by or on behalf of Borrower or any of its representatives, and that have been made available to Lender in connection with the DIP Facility or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to Lender and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by Borrower.

Section 4.09    [Reserved] .

Section 4.10    Adverse Proceedings, etc. . Except for the Cases, there are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Code, Neither Borrower nor any of its Subsidiaries (y) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (z) is subject to, or in default with respect to, any final judgments, writs, injunctions, decrees, rules, or regulations of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11    Payment of Taxes . Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval by the Bankruptcy Court, except as otherwise permitted under Section 5.03, all income and other material tax returns and reports of Borrower, and each of Borrower’s Subsidiaries required to be filed by any of them have been timely filed, and all material post-petition taxes shown as due and payable on such tax returns have been paid when due and payable. Borrower knows of no proposed tax assessment against Borrower, or any of Borrower’s Subsidiaries with respect to a material amount of tax which is not being actively contested by Borrower, or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12    Properties .

(a)    Title. Subject to the entry of the Orders and the terms thereof, each of Borrower, and Borrower’s Subsidiaries has (i) good, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of its respective properties and assets reflected in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.09 and except where failure to have such good and legal title or valid leasehold interests could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens (other than Permitted Liens).

(b)    Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate, and complete list of all Real Estate Assets. Subject to the entry of the Orders and the terms thereof, except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each lease or sublease to which any Loan Party is a party is in full force and effect, and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally or by equitable principles. Subject to the entry of the Orders and the terms thereof , except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Loan Party, (i) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, no other party to any such agreement is in default of its obligations thereunder, (ii) other than with respect to violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such lease, and (iii) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

Section 4.13    Environmental Matters . Except as set forth on Schedule 4.13, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release, or transport was in violation of any applicable Environmental Law, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.14    No Defaults . Neither Borrower, nor any of Borrower’s Subsidiaries is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any of its Contractual Obligations (other than, in the case of a Debtor, any Prepetition Indebtedness), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15    Material Contracts .

(a)    All Material Contracts, together with any additional Material Contracts notified to Lender pursuant to Section 5.01(l), are in full force and effect and no material defaults (other than, in the case of a Debtor, any Prepetition Indebtedness) currently exist thereunder.

(b)    As of the Closing Date, there are no material liabilities of the Loan Parties other than previously disclosed to Lender or as referred to or as reflected or provided for in the consolidated financial statements of Borrower.

Section 4.16    Governmental Regulation .

(a)    Neither Borrower, nor any of Borrower’s Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

(b)    Neither Borrower, nor any of Borrower’s Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17    Margin Stock . Neither Borrower, nor any of Borrower’s Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

Section 4.18    Employee Matters . Neither Borrower, nor any of Borrower’s Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower, or any of Borrower’s Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower, or any of Borrower’s Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage or other labor disputes in existence or threatened involving Borrower, or any of Borrower’s Subsidiaries, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower, or any of Borrower’s Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clauses (a), (b), or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect

Section 4.19    Employee Benefit Plans . Borrower, and each of its Subsidiaries, and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan except, in each case, where failure to do so, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of each of its Subsidiaries, or any of their ERISA Affiliates, except, in each case, for a liability or liabilities that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained, or contributed to by Borrower, any of its Subsidiaries, or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries, and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of its Subsidiaries, and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20    Certain Fees . No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby. It being understood that any fee paid to Moelis & Company LLC in connection with the transactions contemplated herein are not deemed broker’s fee, finder’s fee or commission for purposes of this Section 4.20.

Section 4.21    [Reserved].

Section 4.22    [Reserved].

Section 4.23    Compliance with Statutes, etc . Other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, each of Borrower, and Borrower’s Subsidiaries is in compliance with (a) its Organizational Documents and (b) all applicable statutes, regulations, and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower, or any of Borrower’s Subsidiaries), except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.24    Intellectual Property . Each of Borrower, and each of Borrower’s Subsidiaries owns, or holds licenses in, all material trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted (including, without limitation, Material Intellectual Property), and attached hereto as Schedule 4.24 is a true, correct, and complete listing of all registered material trademarks, trade names, copyrights, and patents, and applications therefor, as to which each Loan Party is the owner; provided, that Borrower may amend Schedule 4.24 to add additional intellectual property, or to remove intellectual property in the ordinary course, so long as such amendment occurs by written notice to Lender at the time that Borrower provides its Compliance Certificate pursuant to Section 5.01(d).

Section 4.25    [Reserved]

Section 4.26    [Reserved] .

Section 4.27    Insurance . Each of Borrower and Borrower’s Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied, or controlled by it, and (d) such other insurance as may be required by law. Schedule 4.27 sets forth a list of all property and liability insurance maintained by each Loan Party on the Closing Date (or attaches insurance certificates specifying such insurance).

Section 4.28    [Reserved] .

Section 4.29    Permits, etc . Each Loan Party has, and is in material compliance with, all permits, licenses, authorizations, approvals, entitlements, and accreditations required for such Person lawfully to own, lease, manage, or operate, or to acquire, each business currently owned, leased, managed, or operated, or to be acquired, by such Person, which, if not obtained, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture, or non-renewal of any such permit, license, authorization, approval, entitlement, or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event, or claim could not be reasonably expected to have a Material Adverse Effect.

Section 4.30    Bank Accounts and Securities Accounts . Schedule 4.30 sets forth a complete and accurate list as of the Closing Date of all deposit, checking, and other bank accounts, all securities and other accounts maintained with any broker dealer, and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.31    Security Interests . The Order, Pledge Agreement and the Security Agreement create in favor of Lender, a legal, valid, and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 3.01(g), and the recording of any applicable intellectual property security agreements as referred to in the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, if and as applicable, such security interests in and Liens on the Collateral granted thereby (with respect to the types of Collateral that can be perfected by the filing of a financing statement or recordation of an intellectual property security agreement) shall be perfected, security interests, and no further recordings or filings are or will be required in connection with the creation, perfection, or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of intellectual property security agreements pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights; provided, that notwithstanding anything herein to the contrary, in no event shall any Loan Party be required to take perfection steps with respect to any foreign intellectual property or any motor vehicle or any other collateral subject to a certificate of title or ownership.

Section 4.32    PATRIOT ACT . To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “PATRIOT Act”).

Section 4.33    OFAC/Sanctions . No Loan Party nor any of its Subsidiaries is in violation of any applicable Sanctions. No Loan Party nor any of its Subsidiaries nor any director, officer, employee, agent, or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries, and each director, officer, employee, agent, and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with the Anti-corruption Laws in all material respects. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise be used in any manner that would result in a violation of any applicable sanction by any Person (including Lender or other individual or entity participating in any transaction).

Section 4.34    Disclosure . No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates, or written statements furnished to Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such difference may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates, and statements furnished to Lender for use in connection with the transactions contemplated hereby.

Section 4.35    Indebtedness . Other than the Indebtedness listed on Schedule 6.1 and Indebtedness otherwise permitted by Section 6.01, no Loan Party or Subsidiary of a Loan Party has any Indebtedness outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date, and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

Section 4.36    Use of Proceeds . The proceeds of the Term Loan made on the Closing Date shall be applied by Borrower as set forth in Section 2.05 hereof.

Section 4.37    Cases; Orders.

(a)    The Cases were commenced on the Petition Date, duly authorized in accordance with applicable laws, and proper notice thereof has been or will be given, as will proper notice of (i) the motion seeking approval of the Loan Documents, the Interim Order and the Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order.

(b)    The Loan Parties are in compliance with the terms and conditions of the Orders. Each of the Interim Order (with respect to the period prior to the entry of the Final Order) and the Final Order (from and after the date on which the Final Order is entered) is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended other than as acceptable to Lender.

(c)    From and after the entry of the Interim Order, pursuant to and to the extent permitted in the Interim Order, the Obligations (i) will constitute allowed joint and several Superpriority Claims and (ii) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral consisting of assets of Borrower pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, subject only to the Carve-Out.

(d)    The entry of the Interim Order (and, when applicable, the Final Order) is effective to create in favor of Lender, the Superpriority Claims and Liens described in Section 2.24, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

(e)    Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order (and, when applicable, the Final Order), upon the occurrence of the Maturity Date (whether by acceleration or otherwise), Lender shall be entitled to immediate payment in full in cash of the Obligations and to enforce the remedies provided for hereunder or under applicable Requirement of Law.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants applicable to it or its Subsidiaries in this Article V.

Section 5.01    Financial Statements and Other Reports . Unless otherwise provided below, Borrower will deliver to Lender:

(a)    [Reserved],

(b)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year and as soon as available but in any event within 90 days of the fourth fiscal quarter of each Fiscal Year, (i) consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity, and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, (ii) a Financial Officer Certification with respect to the foregoing, (iii) a summary of the order backlog and a narrative explanation of any material increases or decreases thereof, in form and substance reasonably acceptable to Lender, and (iv) a Narrative Report with respect the foregoing,

(c)    Annual Financial Statements. Commencing with Fiscal Year 2023, as soon as available, and in any event within 90 days after the end of each Fiscal Year (and, for Fiscal Year 2023, within 120 days after the end thereof), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity, and cash flows of Borrower and its Subsidiaries for such Fiscal Year, prepared in conformity with GAAP, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, and (ii) with respect to such consolidated financial statements a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by Borrower, and satisfactory to Lender (which report shall contain no material qualifications as to scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards). Notwithstanding anything to the contrary herein, the independent certified public accountants delivering such report for Fiscal Year 2023 may be of recognized regional standing selected by Borrower, and satisfactory to Lender. For the avoidance of doubt, Lender acknowledges that the accounting firm of Grant Thornton LLP satisfies this requirement.

(d)    Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Section 5.01(b) or Section 5.01(c), a duly executed and completed Compliance Certificate,

(e)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.01(b), or Section 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Lender,

(f)    Notice of Default. Promptly (but in any event within three (3) Business Days) upon any senior officer of Borrower or its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice (from a Person other than Lender) has been given to Borrower with respect thereto, (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b), or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer of Borrower, as applicable, specifying the nature and period of existence of such condition, event, or change, or specifying the notice given and action taken by any such Person (if applicable) and the nature of such claimed Event of Default, Default, default, event, or condition, and what action Borrower has taken, is taking, and proposes to take with respect thereto, together with copies of any such notice or other document received by Borrower or any of its Subsidiaries related thereto,

(g)    Notice of Litigation. Promptly (but in any event within three (3) Business Days) upon any senior officer of Borrower or its Subsidiaries obtaining knowledge of (i) the institution of, or non-frivolous threat (in writing) of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lender, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lender and its counsel to evaluate such matters,

(h)    ERISA. (i) Promptly (but in any event within three (3) Business Days) upon any senior officer of Borrower or any of its Subsidiaries becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened, in writing, by the Internal Revenue Service, the Department of Labor, or the PBGC with respect thereto, and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (B) all notices received by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Lender shall reasonably request,

(i)    [reserved],

(j)    Insurance Report. Upon request of Lender, a report in form and substance reasonably satisfactory to Lender outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries,

(k)    [reserved],

(l)    Notice Regarding Material Contracts. (i) Promptly (but in any event within ten (10) Business Days) after any Material Contract of Borrower or any of its Subsidiaries is terminated prior to its stated terms as a result of a default by Borrower or any of its Subsidiaries or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, or (ii) concurrently with the delivery of the financial statements delivered pursuant to Section 5.01(b), any new Material Contract is entered into, in each case, a written statement describing such event, with copies of such material amendments or new contracts delivered to Lender,

(m)    Environmental Reports and Audits. Within ten (10) days following the receipt thereof by the Borrower or any Subsidiary, copies of all environmental audits and reports with respect to any environmental matter which have resulted in or are reasonably likely to result in an Environmental Claim asserted against any Loan Party or in any Environmental Liabilities of any Loan Party which, in either case, could reasonably be expected to result in a Material Adverse Effect,

(n)    Information Regarding Collateral. Borrower will furnish to Lender prior written notice of any change in Borrower or any Grantor’s (i) corporate name, (ii) identity or corporate structure, or (iii) Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Lender to continue at all times following such change to have a valid, legal, and perfected security interest in all the Collateral as contemplated by the Collateral Documents. Borrower also agrees to promptly to notify Lender if any material portion of the Collateral is damaged or destroyed,

(o)    [Reserved],

(p)    Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each United States federal income tax return filed by or on behalf of any Loan Party,

(q)    Other Information. (i)  Lender recognizes that Borrower is a publicly traded company with financial and other information readily available in the public domain, however, the following will be provided upon request therefor: copies of (A) all financial statements, reports, notices, and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (ii) promptly after submission to any Governmental Authority, solely to the extent not legally prohibited from disclosing such information, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), (iii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof, (iv) prompt notice of the acquisition by any Loan Party or any of their respective Subsidiaries of any Margin Stock, together with a completed and executed Form U-1, together with such other information reasonably requested by Lender to enable Lender to comply with any of the requirements under Regulations T, U, and X, and (v) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Lender,

(r)    [reserved],

(s)    (i) On or prior to the Closing Date, the Initial Budget and (ii) not later than 5:00 p.m. (Eastern time) on every fourth Thursday after the Petition Date (commencing with the fifth Thursday after the Petition Date, i.e. September 21, 2023) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, an update to the Initial Budget to cover the period commencing on the Saturday of the prior week and include a rolling 13-week cash flow forecast for Borrower and its Subsidiaries substantially in the form of the Initial Budget; provided, that each such updated Budget shall be in form and substance reasonably acceptable to Lender (the Initial Budget and each such Budget, if so approved, an “Approved Budget”) (it being understood that if Lender shall not have approved such Budget within 5 Business Days after the delivery thereof, such Budget shall be deemed not to be acceptable to Lender and the previously delivered Approved Budget shall constitute the Approved Budget, until an updated Budget has been so approved),

(t)    Not later than the Budget Variance Test Date, a Budget Variance Report for the most recently expired Test Period (or, if earlier, the period ending on the most recent Saturday prior thereto), which such report shall be certified by an Authorized Officer of Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein,

(u)    Not later than 5:00 p.m. (Eastern time) on the Thursday of every week (commencing with the first Thursday following the Closing Date) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, a certificate of an Authorized Officer on behalf of Borrower certifying the amount of Consolidated Liquidity as of the last day of the most recently expired Test Period,

(v)    [Reserved], and

(w)    Promptly after the same become available (i) copies of any amendments, waivers or other modifications of the DIP Alter Domus Facility and (ii) notices of any defaults or events of default under or relating to the DIP Alter Domus Facility.

Section 5.02    Existence . Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval of the Bankruptcy Court, except as otherwise permitted under Section 6.09, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence, and all rights, Governmental Authorizations, qualifications, franchises, licenses, and permits material to its business and to the conduct of its business in each material jurisdiction in which its business is conducted; provided, that neither Borrower nor any of its Subsidiaries shall be required to preserve any such existence, rights, Governmental Authorizations, qualifications, franchise, licenses, and permits if such Person’s Board (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lender.

Section 5.03    Payment of Taxes and Claims . Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, Borrower will, and will cause each of its Subsidiaries to, timely file all income tax returns and all other material tax returns required to be filed by Borrower or any of its Subsidiaries and, to the extent provided for in the Approved Budget, timely pay all income Taxes and all other material Taxes imposed upon it or any of its properties or assets, or in respect of any of its income or businesses (in the case of any such Person that is a Debtor, solely to the extent arising after the Petition Date); provided, that no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine, or Lien resulting from the non-payment thereof. Borrower will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person.

Section 5.04    Maintenance of Properties . Borrower will, and will cause each of its Subsidiaries to, except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) maintain or cause to be maintained in reasonably good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all reasonably appropriate repairs, renewals, and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

Section 5.05    Insurance .

(a)    The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third party property damage insurance, or such other insurance with respect to liabilities, losses, or damage in respect of the assets, properties, and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks, and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (A) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and (B) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (1) in the case of each liability insurance policy, name Lender, as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy covering Collateral, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Lender, that names Lender as the loss payee thereunder. This clause Section 5.05(a) shall serve as a written contract and written agreement that requires that Lender, as its interest may appear, be added as an additional insured to all liability policies covering any Loan Parties that are in effect from time to time, and shall require such insurance to be maintained at least at the level at which such insurance is actually maintained from time to time.

(b)    The Loan Parties will deliver to Lender copies of certificates of insurance upon request of Lender. Each of the insurance policies required to be maintained under this Section 5.05 shall provide for at least thirty (30) days’ prior written notice to Lender of the cancellation or substantial modification thereof. Receipt of such notice shall entitle Lender (but Lender shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.05, or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

Section 5.06    Inspections . Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true, and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Lender (including employees of Lender or any consultants, auditors, accountants, lawyers, and appraisers retained by Lender) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries (including Phase I Environmental Site Assessments and, based upon the results of the Phase I, Phase II Environmental Site Assessments, as applicable), to conduct audits, valuations, and/or field examinations of any Loan Party and any of its respective Subsidiaries, to inspect, copy, and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances, and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. The Loan Parties agree to pay (y) the examiner’s reasonable and documented out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations, and field examinations, and (z) the reasonable and documented out-of-pocket costs of all visits, audits, inspections, valuations, and field examinations conducted by a third party on behalf of Lender. Notwithstanding anything to the contrary in this Section 5.06, excluding any such visits and inspections during the continuation of an Event of Default, only Lender may exercise the rights of Lender under this Section 5.06 and Lender shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Loan Parties’ expense; provided that when an Event of Default exists, Lender (or any of its representatives or independent contractors) may undertake any of the actions described in this Section 5.06 at the expense of the Loan Parties at any time during normal business hours and upon reasonable advance notice, without limitation as to frequency.

Section 5.07    [Reserved] .

Section 5.08    Compliance with Laws . Each Loan Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including, without limitation, Anti-corruption Laws, the PATRIOT Act and OFAC Sanctions Programs.

Section 5.09    Environmental . Each Loan Party will, and will cause each of its Subsidiaries to,

(a)    Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)    Comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(c)    Promptly notify Lender of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect, and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and

(d)    Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, in either case, that could reasonably be expected to result in a Material Adverse Effect and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.

Section 5.10    Subsidiaries . In the event that, following the Closing Date, any Person becomes a Subsidiary of (x) Borrower (including without limitation, upon the formation of a Division Successor), Borrower shall (i) within 15 days after the date when such Person becomes a Subsidiary (or such later date as may be agreed by Lender in its sole discretion), cause such Subsidiary to become a Guarantor hereunder by executing a joinder to this Agreement and cause such Subsidiary to become a Grantor under the Security Agreement by executing and delivering to Lender a Joinder and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Lender in connection therewith. With respect to each such Subsidiary, Borrower shall, within 15 days after the date when such Person becomes a Subsidiary, promptly send to Lender written notice setting forth with respect to such Person (A) the date on which such Person became a Subsidiary of Borrower, and (B) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; or (y) Gibson (including without limitation, upon the formation of a Division Successor), Gibson shall (i) within 15 days after the date when such Person becomes a Subsidiary (or such later date as may be agreed by the Lender in its sole discretion), cause such Subsidiary to become a Guarantor hereunder by executing a joinder to this Agreement and cause such Subsidiary to become a Grantor under the Security Agreement by executing and delivering to Lender a Joinder and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Lender in connection therewith. With respect to each such Subsidiary, Gibson shall, within 15 days after the date when such Person becomes a Subsidiary, promptly send to Lender written notice setting forth with respect to such Person (A) the date on which such Person became a Subsidiary of, and (B) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Gibson.

Section 5.11    Additional Real Estate Assets . In the event that any Loan Party acquires a Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Lender, then such Loan Party at the request of Lender, promptly after acquiring such Real Estate Asset (or such later date as may be agreed by Lender), shall take all such actions and execute and deliver, or cause to be executed and delivered, with respect to such Real Estate Asset, (i) a Mortgage, (ii) an opinion of counsel in the jurisdiction where such Real Estate Asset is located with respect to the enforceability of such Mortgage and such other reasonable and customary matters as Lender may request, (iii) a mortgagee policy of title insurance (or a marked up title insurance commitment having the effect of a mortgagee policy of title insurance) issued by a title company reasonably satisfactory to Lender, in an amount not less than the fair market value of such Real Estate Asset, insuring the Lien of such Mortgage as a valid First Priority security interest on such Real Estate Asset, and (iv) such other customary documents, instruments, agreements, and certificates as are reasonably requested by Lender with respect to each such Real Estate Asset that Lender shall reasonably request to create in favor of Lender a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Real Estate Assets. In addition to the foregoing, Borrower shall, at the request of Lender, deliver, from time to time, to Lender such appraisals as are required by law or regulation of Real Estate Assets with respect to which Lender has been granted a Lien.

Section 5.12    [Reserved] .

Section 5.13    Further Assurances . At any time or from time to time upon the request of Lender, each Loan Party will, at its expense, promptly execute, acknowledge, and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lender with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and the other Loan Parties.

Section 5.14    Miscellaneous Business Covenants . Unless otherwise consented to by Lender:

(a)    Non-Consolidation. Borrower will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity, (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity, and (iii) provide that its Board or other analogous governing body will hold all appropriate meetings (and/or provide all appropriate written consents) to authorize and approve such entity’s actions, which meetings (and/or written consents) will be separate from those of other entities.

(b)    Communication with Accountants. Each Loan Party executing this Agreement authorizes Lender to communicate directly with such Loan Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Lender information relating to any Loan Party with respect to the business, results of operations, and financial condition of any Loan Party; provided, that Lender shall provide such Loan Party with notice at least two (2) Business Days prior to first initiating any such communication.

Section 5.15    [Reserved].

Section 5.16    Post-Closing Matters . Borrower shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement or such later date to be determined by Lender.

Section 5.17    Use of Proceeds . Borrower shall apply the proceeds of the Term Loans as set forth in Section 2.05 hereof.

Section 5.18     Material Contracts . Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, Borrower shall, and shall cause each of its Subsidiaries to, satisfy and perform in all material respects all obligations of each such Person under each Material Contract except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19     Certain Milestones. Each Loan Party shall ensure that each of the milestones set forth on Schedule 5.19 herein (the “Milestones”) is achieved in accordance with the applicable timing referred to therein (or such later dates as approved in writing by Lender, which approval may be provided via electronic mail from Parsons Behle and Latimer).

Section 5.20    Certain Bankruptcy Matters. The Loan Parties and the Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material outside the ordinary course of business transactions and all obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided, that any actions taken to enforce any rights or remedies arising from a breach of this Section 5.20 shall be subject to any requirements in the Orders requiring a ruling or entry of an order of the Bankruptcy Court.

Section 5.21     Bankruptcy Notices.

(a)    Borrower will furnish to Lender, to the extent reasonably practicable, prior to filing with the Bankruptcy Court, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $10,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto.

(b)    Borrower will furnish to Lender, to the extent reasonably practicable, no later than two (2) calendar days (or such shorter period as Lender may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, or (y) for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $10,000 in value.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants applicable to it and its Subsidiaries in this Article VI.

Section 6.01    Indebtedness . No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.02    Liens . No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens. Borrower shall not, directly or indirectly, create, incur, assume, or permit to exist a Lien on, or with respect to, the Capital Stock of Gibson or its Subsidiaries, other than Liens held by Lender to secure the Obligations and Liens securing Prepetition Indebtedness.

Section 6.03    [Reserved] .

Section 6.04    No Further Negative Pledges . Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.09, (b) restrictions by reason of customary provisions restricting assignments, subletting, or other transfers contained in leases, licenses, and similar agreements entered into in the ordinary course of business (provided that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (c) any covenants contained in this Agreement or in any other Loan Documents, (d) the DIP Alter Domus Facility and DIP Alter Domus Documents as in effect on the Closing Date and (e) restrictions imposed by law, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.05    Restricted Junior Payments . Borrower shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make, or set apart, or agree to declare, order, pay, make, or set apart, any sum for any Restricted Junior Payment except:

(a)    [reserved].

Section 6.06    [Reserved].

Section 6.07    Investments . No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including, without limitation, any Joint Venture, except Borrower or any Subsidiary thereof may make or own Permitted Investments. Notwithstanding the foregoing, in no event shall (x) Gibson make any Investment (i) which results in or facilitates in any manner any Restricted Junior Payment, or (ii) that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person, (y) Borrower make any Investment (i) which results in or facilitates in any manner any Restricted Junior Payment, or (ii) that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person that is not a Loan Party.

Section 6.08    [Reserved] .

Section 6.09    Fundamental Changes; Disposition of Assets; Acquisitions . Subject to the Sale Support Agreement, no Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, or sub-lease (as lessor or sublessor), exchange, transfer, or otherwise dispose of (including, without limitation, pursuant to a Division), in one transaction or a series of transactions, all or any part of its business, assets, or property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquired by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, and equipment and capital expenditures in the ordinary course of business) the business, property, or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)    as contemplated by the Sale Order or in accordance with an Approved Bankruptcy Court Order, and

(b)    [reserved]

(c)    Borrower or any Subsidiary thereof may make or own Permitted Investments,

provided that, notwithstanding anything to the contrary contained herein but remaining subject to Section 6.09(a), in no event shall (x) Gibson make any Asset Sale or other asset sale or disposition of assets that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person, or (y) Borrower make any Asset Sale or other asset sale or disposition of assets that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person that is not a Loan Party; provided, further, that notwithstanding anything to the contrary contained herein, in no event shall any Loan Party be permitted to form or create any additional Subsidiaries.

Section 6.10    Disposal of Subsidiary Interests . Subject to the Sale Support Agreement, and except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09, (i) Gibson shall not, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law, and (ii) Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.11    Sales and Lease Backs . No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person in connection with such lease.

Section 6.12    Transactions with Affiliates . (i) Gibson shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any direct or indirect holder of 5% or more of any class of Capital Stock of Borrower or any of its Subsidiaries or with Borrower, or any Affiliate of Borrower, and (ii) Borrower shall not permit any of its Subsidiaries to directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with an Affiliate; provided, that the foregoing restrictions shall not apply to any of the following:

(a)    [reserved], and

(b)    compensation arrangements for officers and other employees of Borrower and its Subsidiaries approved by an Approved Bankruptcy Court Order and subject to the Initial Budget or Approved Budget (as applicable).

Section 6.13    Conduct of Business . From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Loan Party on the Closing Date and any other business reasonably related or complimentary thereto and (b) such other lines of business as may be consented to by Lender.

Section 6.14    [Reserved] .

Section 6.15    Changes to Certain Agreements and Organizational Documents .

(a)    [Reserved].

(b)    No Loan Party shall (i) amend or permit any amendments to any Loan Party’s Organizational Documents, or (ii) amend, modify or permit any amendments to, or terminate (other than terminations that occur in accordance with the terms of such Material Contract) or waive any provision of, any Material Contract or the DIP Alter Domus Credit Agreement, if, with respect to either of clauses (i) or (ii) hereof, such amendment, termination, or waiver would be material and adverse to Lender.

Section 6.16    Accounting Methods . The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

Section 6.17    [Reserved] .

Section 6.18    Prepayments of Certain Indebtedness . No Loan Party shall, (a) make any Prepetition Payments other than (i) as permitted by the Orders, (ii) as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget, (iii) prepayments or payments in respect of the DIP Alter Domus Facility set forth in Orders or (iv) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to Lender, but in the case of clauses (i), (ii) and (iii) in amounts not in excess of the amounts set forth for such payments in the Approved Budget, or (b) amend or modify the documentation in respect of any Prepetition Indebtedness or the DIP Alter Domus Facility in a manner prohibited by the Orders.

Section 6.19    Issuance of Capital Stock . Except as otherwise expressly permitted under this Agreement, Borrower will not, and will not permit any of its Subsidiaries to, issue or sell any of its Capital Stock.

Section 6.20    Anti-Terrorism Laws . No part of the proceeds of any Loan will be used, directly or, to the knowledge of a Loan Party, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any operations of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and no part of the proceeds of any Loan will be used, directly or, to the knowledge of a Loan Party, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-corruption Laws.

ARTICLE VII

GUARANTY

Section 7.01    Guaranty of the Obligations . Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guarantee for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

Section 7.02    Contribution by Guarantors . All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Guarantor for purposes of this Section 7.02, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement, or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor, as of any date of determination, an amount equal to (y) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (z) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03    Payment by Guarantors . Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in Cash, to Lender for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed or allowable against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04    Liability of Guarantors Absolute . Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent, and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety,

(b)    Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default,

(c)    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions,

(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify, or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify, or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations,

(e)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge, or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner, or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release, or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate, or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations, and (vi) exercise any other rights available to it under the Loan Documents, and

(f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge, or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power, or remedy (whether arising under the Loan Documents, at law, in equity, or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of, or security for the payment of, the Guaranteed Obligations, (ii) any rescission, waiver, amendment, or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security, (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid, or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations, (v) any Beneficiary’s consent to the change, reorganization, or termination of the corporate structure or existence of Borrower, or any of each of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations, (vii) any defenses, set-offs, or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction, and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05    Waivers by Guarantors . Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations, or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor, or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever, (b) any defense arising by reason of the incapacity, lack of authority, or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations, (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments, and counterclaims, and (iv) promptness, diligence, and any requirement that any Beneficiary protect, secure, perfect, or insure any security interest or lien or any property subject thereto, (f) notices, demands, presentments, protests, notices of protest, notices of dishonor, and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension, or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower, and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof, and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties or which may conflict with the terms hereof.

Section 7.06    Guarantors’ Rights of Subrogation, Contribution, etc ’. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right, or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right, or remedy arises in equity, under contract, by statute, under common law, or otherwise and including, without limitation, (a) any right of subrogation, reimbursement, or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right, or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification, and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title, and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification, or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Lender, on its behalf, and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07    Subordination of Other Obligations . Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Lender, on its behalf, and shall forthwith be paid over to Lender, to be credited and applied against the Guaranteed Obligations but without affecting, impairing, or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.08    Continuing Guaranty . This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09    Authority of Guarantors or Borrower . It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors, or any agents acting or purporting to act on behalf of any of them.

Section 7.10    Financial Condition of Borrower . Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact, or thing relating to the business, operations, or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 7.11    Bankruptcy, etc .

(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Lender, commence or join with any other Person in commencing any bankruptcy, reorganization, or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended, or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree, or decision of any court or administrative body resulting from any such proceeding.

(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors, or similar person to pay Lender, or allow the claim of Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer, or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12    Discharge of Guaranty upon Sale of Guarantor . If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not an Affiliate of Borrower, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Events of Default . If any one or more of the following conditions or events shall occur:

(a)    Failure to Make Payments When Due. Failure by Borrower to pay (i) the principal of on any Loan whether at stated maturity, by acceleration, or otherwise, (ii) any amounts due pursuant to the Orders, (iii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment, or otherwise, (iv) within three (3) Business Days after the date when due, any interest on any Loan or any fee or any other amount due hereunder, or

(b)    Default in Other Agreements. (i) Failure of any Loan Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a) or Prepetition Indebtedness) in an aggregate principal amount of $3,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in subclause (i) above or (B) any loan agreement, mortgage, indenture, or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase, or defeasance of, or to cause any Loan Party or any of its Subsidiaries to make any offer to prepay, redeem, repurchase, or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, or

(c)    Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.05, Section 5.01, Section 5.02, Section 5.06, Section 5.10, Section 5.11, Section 5.13, Section 5.16 Section 5.17, Section 5.19, Section 5.21 or ARTICLE VI, or

(d)    Breach of Representations, etc. Any representation, warranty, certification, or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made, or

(e)    Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of, or compliance with, any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within ten (10) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by Borrower of notice from Lender of such default, or

(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any direct or indirect Subsidiary of Borrower that is not a Debtor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against any direct or indirect Subsidiary of Borrower that is not a Debtor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, or other officer having similar powers over any direct or indirect Subsidiary of Borrower that is not a Debtor, or over all or a substantial part of its property, shall have been entered, or there shall have occurred the involuntary appointment of an interim receiver, trustee, or other custodian of any direct or indirect Subsidiary of Borrower that is not a Debtor for all or a substantial part of its property, or a warrant of attachment, execution, or similar process shall have been issued against any substantial part of the property of any Loan Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded, or discharged, or

(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) any direct or indirect Subsidiary of Borrower that is not a Debtor shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, or other custodian for all or a substantial part of its property, or any direct or indirect Subsidiary of Borrower that is not a Debtor shall make any assignment for the benefit of creditors, or (ii) any direct or indirect Subsidiary of Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due, or the Board (or similar governing body) of any Loan Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f), or

(h)    Judgments and Attachments. Any money judgment, writ, or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $100,000 (in either case to the extent not adequately covered by any indemnity or by insurance as to which a solvent and unaffiliated insurance company has not denied coverage and which, in the case of Debtors, only arose following the Petition Date) shall be entered or filed against any Loan Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded, or unstayed for a period of 60 days (or in any event later than the date of any proposed sale thereunder), or

(i)    Dissolution. Any order, judgment, or decree shall be entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or split up of such any Loan Party or Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days, or

(j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate that results in or might reasonably be expected to have a Material Adverse Effect during the term hereof, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA, or

(k)    Change of Control. A Change of Control shall occur, or

(l)    Guaranties, Collateral Documents, and Other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, any Collateral Document or the Orders ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Lender shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lender, under any Loan Document to which it is a party,

(m)    Proceedings. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person, or

(n)    Cessation of Business. (i) Borrower, or any of Borrower’s Subsidiaries is enjoined, restrained, or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days, (ii) any other cessation of a substantial part of the business of Borrower, or any of Borrower’s Subsidiaries for a period which materially and adversely affects Borrower, or any of Borrower’s Subsidiaries, or (iii) any material damage to, or loss, theft, or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities that, in any case described in clause (i), (ii), or (iii), results in or could reasonably be expected to have a Material Adverse Effect during the term hereof;

(o)    There occurs any of the following:

(i)     the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by any Loan Party (or any affiliate thereof) of a motion or other pleading seeking entry of such an order;

(ii)    a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Cases, any Loan Party (or any affiliate thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of Lender in its sole discretion;

(iii)    the entry of an order or the filing by any Loan Party (or any affiliate thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order or the Final Order, or any of Borrower or any of its Affiliates shall apply for authority to do so, without the prior written consent of Lender, or the Interim Order or Final Order shall cease to be in full force and effect;

(iv)    (A) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties that are Debtors; (B) the termination of the right of any Loan Party that is a Debtor to use any cash collateral under the Interim Order or the Final Order, and in either case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of Lender; or (C) any other event that terminates the Loan Parties’ right to use cash collateral.

(v)    the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets of the Debtors having an aggregate value of $25,000 or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(vi)    any of the Loan Parties or any of their Subsidiaries, or any person claiming by or through any of the Loan Parties or their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against Lender;

(vii)    the entry of an order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against Lender or the commencement of any other actions by the Loan Parties, that challenges the rights and remedies of Lender under the Loan Documents or the Orders or that is inconsistent with the Loan Documents;

(viii)    the entry of an order in any of the Cases seeking authority to use cash collateral (other than with the prior written consent of Lender) or to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility and DIP Alter Domus Facility);

(ix)    without the written consent of Lender, the entry of an order in any of the Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order reasonably acceptable to Lender);

(x)    the filing or support of any pleading by any Loan Party (or any of its Affiliates) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (x) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default, or the filing of any such pleading by any other Person and such application is not contested in good faith by the Debtors.

(xi)    the making of any Prepetition Payments other than (A) as permitted by the Orders, (B) as permitted by any orders of the Bankruptcy Court reasonably satisfactory to Lender and consistent with the Budget or (C) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to Lender, but in the case of clauses (A) and (B) in amounts not in excess of the amounts set forth for such payments in the Budget;

(xii)    an order of the Bankruptcy Court granting, other than in respect of this Agreement and the Carve-Out, any superpriority administrative expense claim in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of Lender, or the filing by any Loan Party (or any of its affiliates) of a motion or application seeking entry of such an order;

(xiii)    the Final Order is not entered within 35 calendar days after the Petition Date;

(xiv)    other than with respect to the Carve-Out and the Liens permitted to have such priority under the Loan Documents and the Orders including without limit the Liens created under the DIP Alter Domus Credit Agreement, any Loan Party shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents;

(xv)    noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order;

(xvi)    the commencement of, support of, or failure to object by any Loan Party to any action against Lender;

(xvii)    the filing of a motion, pleading or proceeding by any of Borrower or any of its Affiliates which could reasonably be expected to result in a material impairment of the rights or interests of Lender or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in a material impairment of the rights or interests of Lender;

(xviii)    any Loan Party (or any of its affiliates) shall file a motion, without Lender’s written consent, seeking authority to sell all or substantially all of its assets in a transaction that does not result in the payment in full of all Obligations under the DIP Facility and Prepetition Streeterville Credit Facility;

(xix)    any Loan Document shall cease to be effective or shall be contested by Borrower or any of its Affiliates;

(xx)     filing of, support for or making a written proposal or counterproposal to any party regarding (or, in each case, failing to provide adequate notice to Lender at least 5 Business Days prior to taking such action) a plan, disclosure statement or any material document in the Cases that is not in form and substance acceptable to Lender and otherwise in accordance with the consent rights under the Loan Documents and the Orders; or

(xxi)    the GTS Stalking Horse SPA shall have been terminated in accordance with its terms.

THEN, (A) upon the occurrence of any Event of Default described in Section 8.01(f) or Section 8.01(g), automatically and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Lender, upon notice to Borrower by Lender, (1) the Commitments, if any, of Lender having such Commitments shall immediately terminate, (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest, or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (x) the unpaid principal amount of and accrued interest on the Loans, and (y) all other Obligations, and (3) Lender may enforce any and all Liens and security interests created pursuant to Collateral Documents.

Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents against any Debtor, shall be subject to the provisions of the Interim Order (and, when entered, the Final Order).

Section 8.02    [Reserved].

ARTICLE IX

[Reserved].

ARTICLE X

MISCELLANEOUS

Section 10.01    Notices .

(a)    Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Lender shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of Lender, the address as indicated on Appendix B or otherwise indicated to Lender in writing. Each notice hereunder shall be in writing and may be personally served, or sent by facsimile or United States mail or courier service, and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to Lender shall be effective until received by Lender. Any Loan Party may change its address, facsimile number or email address for notices and other communications hereunder by notice to Lender, and Lender may change its address, facsimile number or email address for notices and other communications hereunder by notice to the Loan Parties and Lender.

(b)    Electronic Communications.

(i)    Each of Lender and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Lender.

(ii)    Unless Lender otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided, that for both subclauses (A) and (B) above, if such notice, email, or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.02    Expenses . Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all of Lender’s reasonable and documented out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto, (b) all the reasonable and documented fees and reasonable and documented out-of-pocket expenses and disbursements of one primary counsel to Lender in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by Borrower, (c) all the reasonable and documented out-of-pocket costs and expenses of creating and perfecting Liens in favor of Lender, including filing and recording fees, expenses and taxes, stamp or documentary taxes (in each case, without duplication of any indemnification obligation under Section 2.19), search fees, title insurance premiums, and reasonable and documented fees and reasonable and documented out-of-pocket fees, expenses, and disbursements of counsel to Lender and of counsel providing any opinions that Lender may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (d) all the reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and reasonable and documented out-of-pocket expenses, and disbursements of any appraisers, consultants, advisors, and agents employed or retained by Lender and its counsel) in connection with the custody or preservation of any of the Collateral, (e) all the reasonable and documented out-of-pocket costs and expenses of Lender in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (excluding, for avoidance of doubt, the inspections referred to in Section 5.06), (f) all other reasonable and documented out-of-pocket costs and expenses incurred by Lender in connection with the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby (limited, in the case of any legal expenses, to the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of one primary counsel to Lender, and (g) after the occurrence of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees and reasonable and documented out-of-pocket costs of settlement, incurred by Lender in enforcing any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any Insolvency Proceeding (limited, in the case of legal expenses, to the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of one primary counsel (to be retained by Lender) to Lender); provided that, in any case in which the reimbursement of expenses for counsel is limited to one primary counsel, if reasonably necessary, Borrower shall also promptly pay reasonable and documented fees and reasonable and documented out-of-pocket disbursements of (x) one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, (y) in the case of an actual or perceived conflict of interest where any such Person affected by such conflict informs Borrower of such conflict, in each case, a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Persons).

Section 10.03    Indemnity .

(a)    IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.02, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY, AND HOLD HARMLESS LENDER AND ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, AND AGENTS (EACH, AN “INDEMNITEE LENDER PARTY”, OR EACH AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, THAT NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES (I) TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE BAD FAITH, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER OR JUDGMENT, OF THAT INDEMNITEE OR ANY OF ITS OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, OR AGENTS OR (II) TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM A CLAIM, ACTION, LITIGATION, INVESTIGATION, OR OTHER PROCEEDING THAT DOES NOT ARISE FROM ANY ACT OR OMISSION BY ANY LOAN PARTY OR ANY OFFICER, PARTNER, DIRECTOR, TRUSTEE, EMPLOYEE, OR AGENT OF ANY LOAN PARTY AND THAT IS BROUGHT BY ANY INDEMNITEE AGAINST ANOTHER INDEMNITEE (EXCEPT FOR ANY INDEMNITEE ACTING IN ITS CAPACITY AS AN AGENT) (AND EACH INDEMNITEE, BY ACCEPTING THE BENEFITS HEREOF, AGREES TO PROMPTLY REFUND OR RETURN ANY INDEMNITY RECEIVED HEREUNDER TO THE EXTENT IT IS LATER DETERMINED BY A FINAL, NON-APPEALABLE ORDER OR JUDGMENT OF A COURT OF COMPETENT JURISDICTION THAT SUCH INDEMNITEE IS NOT ENTITLED THERETO). TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY, AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.03 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b)    To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lender and its respective Affiliates, directors, employees, attorneys, or agents, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort, or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases, and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.04    Setoff . Subject to the Orders, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender and its respective Affiliates are hereby authorized by each Loan Party at any time or from time to time, subject to the consent of Lender (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Lender), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by Lender and its respective Affiliates to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to Lender and its respective Affiliates hereunder, or with any other Loan Document, irrespective of whether or not (a) Lender and its respective Affiliates shall have made any demand hereunder, (b) the principal of, or the interest on, the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.05    Amendments and Waivers .

(a)    Lender’s Consent. No amendment, modification, termination, or waiver of any provision of any Loan Document shall in any event be effective without the written concurrence of the Loan Parties party to such Loan Document, and no consent to any departure by any Loan Party from any provision of the Loan Documents, shall in any event be effective without the written concurrence of Lender.

(b)    [Reserved].

(c)    [Reserved].

(d)    [Reserved].

Section 10.06    Successors and Assigns; Participations . Lender at any time, may sell, assign, transfer, negotiate or grant participation interests in the Loans and in any documents and instruments executed in connection herewith. Borrower hereby acknowledges and agrees that any such disposition shall give rise to a direct obligation of Borrower to each such assignee or participant. Lender is authorized to furnish to any participant or prospective participant any information or document that Lender may have or obtain regarding the Loans or Borrower. Any assignment or transfer by Borrower, voluntary or involuntary, of this Agreement or any right hereunder shall not be binding upon or in any way affect Lender without Lender’s written consent.

Section 10.07    Independence of Covenants . All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08    Survival of Representations, Warranties, and Agreements . All representations, warranties, and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.18, 2.19, 10.02, 10.03, 10.04, and 10.10.

Section 10.09    No Waiver; Remedies Cumulative . No failure or delay on the part of Lender in the exercise of any power, right, or privilege hereunder or under any other Loan Document shall impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other power, right, or privilege. The rights, powers, and remedies given to Lender hereby are cumulative and shall be in addition to and independent of all rights, powers, and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power, or remedy hereunder shall not impair any such right, power, or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power, or remedy.

Section 10.10    Marshalling; Payments Set Aside . Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Lender, or Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any other party under any bankruptcy law, any other state or federal law, common law, or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights, and remedies therefor or related thereto, be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11    Severability . In case any provision herein or obligation hereunder or any Note or other Loan Document shall be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12    [Reserved].

Section 10.13    Headings . Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14    APPLICABLE LAW . THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 10.15    CONSENT TO JURISDICTION . (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01, WHICH IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (IV) AGREES THAT LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)         EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.01. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT, OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

Section 10.16    WAIVER OF JURY TRIAL . EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17    Confidentiality . Lender agrees to maintain the confidentiality of all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower obtained by Lender from Borrower or its Subsidiaries pursuant to the requirements hereof in accordance with Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Lender may make (a) disclosures of such information to Affiliates of Lender and to its agents, advisors, directors, and shareholders (and to other persons authorized by Lender to organize, present, or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) who are directly involved with Loan Documents and related transactions and for whom the Lender shall be responsible for any breach of this Section by such Persons (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee, or participant in connection with the contemplated assignment, transfer, or participation by Lender of any Loans or any participations therein, (c) disclosure to any rating agency when required by it; provided, that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from Lender, (d) disclosure to Lender’s financing sources; provided, that prior to any disclosure, such financing source is informed of the confidential nature of the information and instructed to keep such information confidential; provided, further, that the applicable Lender shall be responsible for any breach of this Section by such financing sources, (e) disclosures of such information to any investors and partners of Lender; provided, that prior to any disclosure, such investor or partner is informed of the confidential nature of the information and instructed to keep such information confidential; provided, further, that the applicable Lender shall be responsible for any breach of this Section by such investors or partners, (f) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (g) disclosures of such information to the extent any such information becomes publicly available other than by reason of disclosure by Lender, any Affiliates of Lender, or any officers, directors, agents, employees, attorneys, accountants, or advisors of Lender or of any Affiliates of Lender, in breach of this Agreement, or to the extent any such information is developed independently by any such Persons, (h) to the extent not known by us to consist of material non-public information, and (i) for purposes of establishing a “due diligence” defense or to exercise rights or remedies. Notwithstanding the foregoing, on or after the Closing Date, Lender may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals, and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement except (y) disclosures required by applicable law, regulation, legal process, or the rules of the Securities and Exchange Commission, or (z) with the prior approval of Lender.

Section 10.18    Usury Savings Clause . Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lender and Borrower to conform strictly to any applicable usury laws. Accordingly, if Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19    Counterparts . This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart of this Agreement.

Section 10.20    Effectiveness . This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Lender of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions . Solely to the extent Lender that is an Affected Financial Institution is a party to this Agreement, and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by Lender party hereto that is an Affected Financial Institution, and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability,

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 10.22    PATRIOT Act Notice . Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow Lender to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.23    Orders Control. To the extent that any specific provision hereof or in any other Loan Document is inconsistent with any of the Orders, the Interim Order or Final Order (as applicable) shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ORBITAL INFRASTRUCTURE GROUP, INC.,
a Texas corporation, as Borrower

By:	/s/ James F. O’Neil
Name:	James F. O’Neil
Title:	Chief Executive Officer

GIBSON TECHNICAL SERVICES, INC.,
a Georgia corporation, as Guarantor

By:	/s/ Michael McCracken
Name:	Michael McCracken
Title:	Chief Executive Officer

STREETERVILLE CAPITAL, LLC,
a Utah limited liability company, as Lender

By:	/s/ John M. Fife
Name: John M. Fife
Title: President